Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated June 3, 2010 relating to the
Preliminary Prospectus Supplement dated June 3, 2010
to Prospectus dated September 22, 2009
Registration Statement No. 333-162059
Final Pricing Term Sheet
4.75% Senior Notes due 2020

Issuer:	Waste Management, Inc.

Guarantor:	Waste Management Holdings, Inc.

Principal Amount:	$600,000,000

Maturity Date:	June 30, 2020

Coupon:	4.75%

Price to Public:	99.388% of principal amount

Underwriting Discount:	0.650%

Benchmark Treasury:	3.500% due 5/15/2020

Spread to Benchmark Treasury:	1.470%

Benchmark Treasury Price and Yield:	101-06+/3.357%

Yield to maturity:	4.827%

Interest Payment Dates:	Semi-annually on June 30 and December 30, commencing December 30, 2010.

Optional Redemption:	At a discount rate of Treasury plus 25 basis points.

Settlement:	T+3; June 8, 2010

CUSIP:	94106LAW9

Joint Book-Running Managers	Banc of America Securities LLC Barclays Capital Inc. Citigroup Global Markets Inc. Goldman, Sachs & Co.

Co-Managers	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. J.P. Morgan Securities Inc. Morgan Stanley & Co. Incorporated RBS Securities Inc.

Ratings:	Moody’s: Baa3 (Stable) S&P: BBB (Stable) Fitch: BBB (Stable)

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) and prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting: (1) Banc of America Securities LLC by calling toll-free at (800) 294-1322 or by emailing dg.prospectus_distribution@bofasecurities.com or (2) Barclays Capital Inc. by calling toll-free at (888) 603-5847 or by emailing barclaysprospectus@broadridge.com.